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                                                        OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. THREE)*


                        NATIONAL INSTRUMENTS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    636518 10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/98
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)


                                Page 1 of 4 pages

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CUSIP No. 636518 10


     1. Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).
        WILLIAM C. NOWLIN, JR.
--------------------------------------------------------------------------------

     2. Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization
        U.S.A.
--------------------------------------------------------------------------------
     Number of       5. Sole Voting Power
                        1,516,967
      Shares         -----------------------------------------------------------
                     6. Shared Voting Power
    Beneficially        19,308
                     -----------------------------------------------------------
    Owned by Each    7. Sole Dispositive Power
                        1,516,967
     Reporting       -----------------------------------------------------------
                     8. Shared Dispositive Power
    Person With:        19,308
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person
        1,536,275
--------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

--------------------------------------------------------------------------------
     11. Percent of Class Represented by Amount in Row (9)
         4.66%
--------------------------------------------------------------------------------
     12. Type of Reporting Person (See Instructions)
         IN
--------------------------------------------------------------------------------


                                Page 2 of 4 pages

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ITEM 1.

     (a)  Name of Issuer               NATIONAL INSTRUMENTS CORPORATION
     (b)  Address of Issuer's
          Principal Executive Offices  11500 NORTH MOPAC EXPRESSWAY,
                                       AUSTIN, TEXAS  78759

ITEM 2.

     (a)  Name of Person Filing           WILLIAM C. NOWLIN, JR.

     (b)  Address of Principal Business
          Office or, if none, Residence   11500 NORTH MOPAC EXPRESSWAY,
                                          AUSTIN, TEXAS  78759

     (c)  Citizenship                     U.S.A.

     (d)  Title of Class of Securities    COMMON STOCK

     (e)  CUSIP Number                    N/A


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment advisor in accordance with Section 240.13d-1(b)(1)
             (ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount of beneficially owed:                                 1,536,275

     (b)  Percent of class:                                                4.66%

     (c)  Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote              1,516,967*

        (ii)    Shared power to vote or to direct the vote              19,308**

        (iii)   Sole power to dispose or to direct the disposition of 1,516,967*

        (iv)    Shared power to dispose or to direct the disposition    19,308**

--------

* Includes 371 shares underlying stock options exercisable within 60 days of December 31, 1998 and 19,307 held in trusts.

** Held in trust.


                                Page 3 of 4 pages

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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

NOT APPLICABLE


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE


ITEM 10.  CERTIFICATION


        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.


                                                February 10, 1999
                                        -------------------------------------
                                                      Date

                                             /s/ William C. Nowlin, Jr.
                                        -------------------------------------
                                                      Signature

                                            William C. Nowlin, Jr., Director
                                        -------------------------------------
                                                      Name/Title





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